Exhibit 99.1

Name and Address of Reporting Person:	York Capital Management Global Advisors LLC
767 Fifth Avenue
New York, NY 10153

Issuer Name and Ticker or Trading Symbol:	NextDecade Corporation [NEXT]

Date of Earliest Transaction to be Reported
(Month/Day/Year):	December 31, 2018

Footnotes to Form 4

(1) This statement is being filed by the following Reporting Persons: York Capital Management Global Advisors LLC (“YGA”); York Capital Management, L.P. (“York Capital”); York Credit Opportunities Fund, L.P. (“York Credit Opportunities”); York Credit Opportunities Investments Master Fund, L.P. (York Credit Opportunities Master”); York Select Strategy Master Fund, L.P. (“York Select Strategy”); York Select Domestic Holdings LLC (“York Select Domestic Holdings”); York European Distressed Credit Fund II, L.P. (“York European Fund”); York Multi-Strategy Master Fund, L.P. (“York Multi-Strategy”); Dinan Management, L.L.C. (“Dinan Management”); York Credit Opportunities Domestic Holdings, LLC (“York Credit Opportunities Domestic”); York European Distressed Credit Holdings II, LLC (“York European Holdings”); Matthew Bonnano; David Magid; and William Vrattos.

(2) Represents shares forfeited to the Issuer for no consideration when a certain milestone was not achieved pursuant to that certain Merger Agreement, dated April 17, 2017, by and among Harmony Merger Corporation, Harmony Merger Sub, LLC, NextDecade, LLC and certain members of NextDecade, LLC and entities affiliated with such members (the “Merger Agreement”), which includes: 451,896 shares forfeited by York Capital, 575,896 shares forfeited by York Credit Opportunities, 610,419 shares forfeited by York Credit Opportunities Master, 389,365 shares forfeited by Select Strategy; 121,944 shares forfeited by York European Fund, and 655,832 shares forfeited by York Multi-Strategy.

(3) Represents 9,692,872 shares directly held by York Capital (including 451,896 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 12,327,820 shares directly held by York Credit Opportunities (including 575,897 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 8,550,786 shares held directly held by York Select Strategy (including 389,364 contingent shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 13,238,768 shares directly held by York Credit Opportunities Master (including 610,420 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), 2,644,666 shares directly held by York European Fund (including 121,943 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones), and 14,223,635 shares directly held by York Multi-Strategy (including 655,833 shares issuable pursuant to the Merger Agreement upon the satisfaction of certain milestones).

(4) YGA is the sole managing member of: Dinan Management, which in turn is the general partner of each of York Capital, York Credit Opportunities Master and York Multi-Strategy; York Select Domestic Holdings, which in turn is the general partner of York Select Strategy; York European Holdings, which in turn is the general partner of York European Fund; and York Credit Opportunities Domestic, which in turn is the general partner of York Credit Opportunities. Mr. Bonnano is a Partner and Co-Head of North American Credit at York Capital and director of the Issuer. Mr. Magid is a Research Analyst at York Capital and a director of the Issuer.  Mr. Vrattos is a Partner and Co-Chief Investment Officer at York Capital and director of the Issuer.

(5) Each of the Reporting Persons disclaims beneficial ownership of the securities reported herein, except to the extent of its or his pecuniary interest.